Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

between

HENNESSY ADVISORS, INC.

and

BP CAPITAL FUND ADVISORS, LLC

July 10, 2018

i

ii

Schedules

Schedule 3.10(d)          -            List of Contracts and Agreements
Schedule 3.10(n)          -            Insurance
Schedule 3.10(o)          -            Commission or Other Relief
Schedule 3.11                   -            Royalties
Schedule 6.10                   -            List of Material Sub-Advisory Terms

iii

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT is made and entered into on this 10th day of July, 2018, by and between HENNESSY ADVISORS, INC., a California corporation (“Buyer”), and BP CAPITAL FUND ADVISORS, LLC, a Delaware limited liability company (“Seller”).

RECITALS

A.	Seller is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”).

B.
Seller serves as investment adviser to the BP Capital TwinLine Energy Fund (the “TwinLine Energy Fund”) and the BP Capital TwinLine MLP Fund (the “TwinLine MLP Fund,” and together with the TwinLine Energy Fund, the “TwinLine Funds”) and is the owner of certain property, including property used, or useful, in providing investment advisory services to the TwinLine Funds.

C.	Buyer wishes to acquire from Seller, and Seller wishes to sell to Buyer, such property upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

In consideration of the foregoing premises and the covenants and agreements contained herein, Buyer and Seller, intending to be bound legally, agree as follows:

ARTICLE I – DEFINED TERMS

The following terms shall have the following meanings in this Agreement (other terms shall be defined in the text of this Agreement).

“Advisory Agreement” means the Investment Advisory Agreement, dated as of December 31, 2013, between TwinLine Funds Trust, on behalf of the TwinLine Funds, and Seller, as amended by the Amendment to the Investment Advisory Agreement, dated as of December 1, 2017.

“Affiliated Person” means an affiliated person as defined in Section 2(a)(3) of the Investment Company Act.

“Affiliate” means a person or entity that directly or indirectly controls, is controlled by, or is under common control with a specified person or entity.

“Agreement” means this Transaction Agreement, together with all schedules and exhibits attached hereto and all amendments hereto and thereof.

“Bill of Sale” has the meaning set forth in Section 8.2(d) of this Agreement.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Cause” has the meaning set forth in Schedule 6.10.

“Claimant” has the meaning set forth in Section 10.4(a) of this Agreement.

“Closing” means the completion of those actions described in Section 8.2 and Section 8.3 of this Agreement.

“Closing Date” has the meaning set forth in Section 8.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Computer Systems” means the computer software, computer hardware, firmware, networks, interfaces, and related systems used, owned, or licensed by Seller in connection with, or in relation to, the TwinLine Funds.

“Confidential Information” has the meaning set forth in Section 6.9 of this Agreement.

“Current Net Asset Value” has the meaning set forth in Rules 2a-4 and 22c-1 under the Investment Company Act while calculated in accordance with historical norms of the TwinLine Funds in accordance with the procedures and principles outlined under the heading “When and How NAV is Determined” in the amended registration statement on Form N-1A of TwinLine Funds Trust as filed with the Commission on March 29, 2018.

“Disclosing Party” has the meaning set forth in Section 6.9 of this Agreement.

“Excluded Assets” means any other assets of Seller not specified in Section 2.1.

“Excluded Liabilities” has the meaning set forth in Section 2.2 of this Agreement.

“Expense Limitation Agreement” means the Operating Expenses Limitation Agreement, dated as of December 31, 2013, between TwinLine Funds Trust, on behalf of the TwinLine Funds, and Seller, as amended, which limits certain operating expenses of each of the TwinLine Funds through March 30, 2019.

“Final Payment” has the meaning set forth in Section 2.3(c) of this Agreement.

“Financial Statement Date” has the meaning set forth in Section 3.10(b) of this Agreement.

“Fund Financial Statements” has the meaning set forth in Section 3.10(b) of this Agreement.

“Fund Statements” has the meaning set forth in Section 3.10(m) of this Agreement.

“Fund Transactions” means the reorganization of the TwinLine Energy Fund into the Hennessy BP Energy Fund and the reorganization of the TwinLine MLP Fund into the Hennessy BP Midstream Fund.

“Fundamental Representations” has the meaning set forth in Section 10.1 of this Agreement.

“GAAP” means U.S. generally accepted accounting principles and interpretations thereof.

“Hennessy Form N-1A Registration Statement” means the amended registration statement to be filed with the Commission by Buyer on Form N-1A relating to formation of the Hennessy BP Merger Funds, which consists of the prospectus, the statement of additional information, and other required information, as the same may be amended or supplemented from time to time.

“Hennessy Funds Trust” means Hennessy Funds Trust, a Delaware statutory trust.

“Hennessy Funds Trust Board” means the board of trustees of Hennessy Funds Trust.

“Hennessy BP Merger Funds” means the Hennessy BP Energy Fund and the Hennessy BP Midstream Fund, which will be formed in connection with the Fund Transactions.

“Indemnifying Party” has the meaning set forth in Section 10.4(a) of this Agreement.

“Initial Payment” has the meaning set forth in Section 2.3(b) of this Agreement.

“Investment Advisers Act” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Knowledge of Seller” means the actual knowledge, after due inquiry and investigation, of any of Seller’s principals or any portfolio manager of the TwinLine Funds.

“Law” means any statute, ordinance, rule, code, or regulation, enacted imposed or promulgated, or order, decree, judgment, or injunction issued, imposed, or rendered by any federal, state, local, or other governmental or regulatory authority or instrumentality.

“License” has the meaning set forth in Section 6.11(a) of this Agreement.

“Liens” means any security interest, mortgage, lien, pledge, charge, title retention, security agreement, lease, option, defect of title, or other encumbrance or right of others, except for Taxes not yet due or payable and encumbrances that do not materially impair the present use of the assets to which they relate.

“Mark” has the meaning set forth in Section 6.11(a) of this Agreement.

“Material Adverse Effect” means:

(a)            with respect to Seller, any change, effect, event, or occurrence that is or would reasonably be expected to be materially adverse to (i) the business, operations, or financial condition of Seller taken as a whole, other than any such change, effect, event, or occurrence to the extent resulting from (A) entering into, announcing, or consummating this Agreement or the transactions contemplated hereby, (B) any change in general economic or political conditions, capital markets, interest rates, or securities markets arising after the date hereof, (C) any change in applicable Law or GAAP, in each case arising after the date hereof, (D) any outbreak or substantial worsening of major hostilities in which the United States is involved or any act of terrorism within or involving the United States or its property or citizens arising after the date hereof, or (E) any decline in assets under management, in and of itself, but not including the underlying reasons therefor unless otherwise listed in this clause (a)(i); provided that, with respect to items (B), (C), and (D) in this clause, the impact of such change, effect, event, or occurrence is not disproportionately adverse to Seller; or (ii) the ability of Seller to timely complete the transactions contemplated by this Agreement or timely perform its obligations hereunder;

(b)            with respect to Buyer, any change, effect, event, or occurrence that is materially adverse to (i) the business, operations, or financial condition of Buyer taken as a whole, other than any such change, effect, event, or occurrence to the extent resulting from (A) entering into, announcing, or consummating this Agreement or the transactions contemplated hereby, (B) any change in general economic or political conditions, capital markets, interest rates, or securities markets arising after the date hereof, (C) any change in applicable Law or GAAP, in each case arising after the date hereof, (D) any outbreak or substantial worsening of major hostilities in which the United States is involved or any act of terrorism within or involving the United States or its property or citizens arising after the date hereof, or (E) any decline in assets under management, in and of itself, but not including the underlying reasons therefor unless otherwise listed in this clause (a)(i); provided that, with respect to items (B), (C), and (D) in this clause, the impact of such change, effect, event, or occurrence is not disproportionately adverse to Buyer; or (ii) the ability of Buyer to timely complete the transactions contemplated by this Agreement or timely perform its obligations hereunder; and

(c)            with respect to the TwinLine Funds, any change, effect, event, or occurrence that is materially adverse to the TwinLine Funds other than any such change, effect, event, or occurrence to the extent resulting from (i) entering into, announcing, or consummating this Agreement or the transactions contemplated hereby, (ii) any change in general economic or political conditions, capital markets, interest rates, or securities markets arising after the date hereof, (iii) any change in applicable Law or GAAP, in each case arising after the date hereof, (iv) any outbreak or substantial worsening of major hostilities in which the United States is involved or any act of terrorism within or involving the United States or its property or citizens arising after the date hereof, or (v) any decline in assets under management, in and of itself, but not including the underlying reasons therefor unless otherwise listed in this clause (a); provided that, with respect to items (B), (C), and (D) in this clause, the impact of such change, effect, event, or occurrence is not disproportionately adverse to the TwinLine Funds.

“N-14 Registration Statement” means the registration statement to be filed with the Commission by Buyer on Form N-14 relating to the shares of the Hennessy BP Merger Funds issuable thereunder, which consists of the prospectus/proxy statement, the statement of additional information, and other required information, as the same may be amended or supplemented from time to time.

“Plan of Reorganization” means the agreement and plan of reorganization pursuant to which the Fund Transactions will be effected.

“Purchased Assets” has the meaning set forth in Section 2.1(a) of this Agreement.

“Purchase Price” means the Initial Payment and the Final Payment.

“Receiving Party” has the meaning set forth in Section 6.9 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Sub-Advisory Agreement” means the sub-advisory agreement between Buyer and Seller, the terms of which are described in Schedule 6.10.

“Taxes” means all taxes, charges, fees, levies or like other assessments (whether federal, state, local, or foreign) of any kind whatsoever, including income, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, escheat or abandoned property, excise, windfall profits, transfer, license, occupation, or property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with, any such taxes or any contest or dispute thereof, including any obligation to indemnify or otherwise assume or succeed to the liability for taxes of any other person.

“TwinLine Energy Fund” has the meaning set forth in the recitals to this Agreement.

“TwinLine Funds” has the meaning set forth in the recitals to this Agreement.

“TwinLine Funds Trust” means Professionally Managed Portfolios, a Massachusetts business trust.

“TwinLine Funds Trust Board” means the board of trustees of TwinLine Funds Trust.

“TwinLine MLP Fund” has the meaning set forth in the recitals to this Agreement.

ARTICLE II – PURCHASED ASSETS; PURCHASE PRICE

Section 2.1.                          Purchased Assets. On the Closing Date, Seller shall deliver to Buyer originals or true copies of the following, and only the following:

(a)            The Advisory Agreement, the Expense Limitation Agreement, and all assets, rights, and benefits that pertain to and are necessary or desirable for the management, administration, and operation of the TwinLine Funds, including Seller’s agreements with Discovery Data and DST Vision, files, books, records, and data files (in all form or forms including hard copy, CD-ROM, flash drive, or other electronic media) owned by Seller relating to investment accounts and investment history of the TwinLine Funds, except the Excluded Assets and except to the extent that Seller is required by applicable Law to retain such materials, in which event Seller shall, at Seller’s expense, provide to Buyer copies thereof (all such purchased assets, the “Purchased Assets”); and

(b)            All records required to be maintained and retained under the Investment Company Act or the Investment Advisers Act by Seller in connection with Seller’s provision of investment advisory services to the TwinLine Funds, whether or not owned by Seller, except to the extent that Seller is required by applicable Law to retain such materials, in which event Seller shall, at Seller’s expense, provide to Buyer copies thereof.

                        Section 2.2.                          Liabilities. Buyer shall enter into an expense limitation agreement with the Hennessy BP Merger Funds for a period from the Closing Date through March 30, 2020 on terms substantially similar to those of the Expense Limitation Agreement currently in place for the TwinLine Funds. Buyer further agrees to assume Seller’s responsibilities for payments due under its existing contracts with Discovery Data and DST Vision.

Except as set forth above, Buyer shall not assume or be bound by any liabilities or obligations of Seller of any kind or nature whatsoever, whether known or unknown, liquidated or contingent, or otherwise (collectively, the “Excluded Liabilities”), including any or all of the following:

(a)            all liabilities and obligations relating to the Excluded Assets;

(b)            all Taxes concerning or relating to Seller arising out of or resulting from the sale, transfer, assignment, conveyance, and delivery of the Purchased Assets pursuant hereto;

(c)            all Taxes imposed on, collected by, or withheld with respect to, or in any way related to (i) Seller or (ii) the Purchased Assets with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date;

(d)            all liabilities and obligations to any employees of Seller;

(e)            all liabilities and obligations of Seller under any contract, lease, instrument, or other agreement (verbal or written) to which Seller is a party or by which Seller is bound or any amounts due arising out of the termination thereof; and

(f)            any liability, obligation, claim, action, complaint, debt, suit, cause of action, investigation, or proceeding of any kind whatsoever, against or relating to Seller or the Purchased Assets, whether asserted, instituted, or commenced prior to or after the Closing Date, which arises out of, relates to, or results from (i) the use, ownership or lease of the Purchased Assets or operation of the business of Seller on or prior to the Closing Date (including due to non-compliance with applicable Laws), (ii) any actions taken or omitted to be taken by Seller on or prior to the Closing Date, or (iii) any continuing business activities of Seller after the Closing Date.

                        Section 2.3.                          Purchase Price.

(a)            In consideration for the transactions contemplated hereby, Buyer shall pay Seller the Purchase Price, in the manner and at the times set forth herein.

(b)            On the Closing Date, Buyer shall pay Seller, by wire transfer of immediately available funds to an account designated by Seller in writing at least two business days prior to the Closing Date, an amount equal to (i) (A) the Current Net Asset Values of the TwinLine Funds as of the close of business on the Trading Day immediately preceding the Closing Date, times (B) 0.75%, plus (ii) $100,000 (the “Initial Payment”).

(c)            On the one-year anniversary of the Closing Date (or, if such date is not a business day, the next business day following such date), Buyer shall pay Seller, by wire transfer of immediately available funds to an account designated by Seller in writing at least two business days prior to the one-year anniversary of the Closing Date, an amount equal to (i) the Current Net Asset Values of the Hennessy BP Merger Funds as of the close of business on the Trading Day immediately preceding the one-year anniversary of the Closing Date, times (ii) 0.75% (the “Final Payment”).

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

                        Section 3.1.                          Organization, Standing, and Authority. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to conduct its business as presently conducted as it relates to providing investment advisory services to the TwinLine Funds, to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is duly qualified or licensed to do business as a foreign limited liability company, and is in good standing, in every jurisdiction where failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect on Seller or the TwinLine Funds.

                        Section 3.2.                          Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution, and delivery of this Agreement by Buyer constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, or similar Laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

                        Section 3.3.                          Registered Investment Adviser. Seller is registered as an investment adviser under the Investment Advisers Act. Seller has not received any written notice by the Commission that Seller’s registration as an investment adviser is or will be restricted or terminated.

                        Section 3.4.                          No Violations. The execution, delivery, and performance by Seller of this Agreement and the documents contemplated hereby (a) will not conflict with any provision of Seller’s certificate of formation or operating agreement, (b) will not conflict with, result in a breach of, or constitute a default under, any applicable Law, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Seller, Buyer or the TwinLine Funds or as will be cured or waived prior to the Closing Date, and (c) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Seller, Buyer, or the TwinLine Funds, or as will be cured or waived prior to the Closing Date.

                        Section 3.5.                          Title to and Condition of Assets. Seller has good and clear title to the Purchased Assets (or valid rights to use the same), and on the Closing Date will convey ownership thereof to the Purchased Assets to Buyer, free and clear of all Liens. During the past 24 months, the Computer Systems have not failed to any material extent and the data that the Computer Systems process has not been materially corrupted. Seller has taken appropriate steps in accordance with industry standards to preserve the availability, security, and integrity of the Computer Systems and the data and information stored on the Computer Systems.

                        Section 3.6.                          Consents; Governmental and Regulatory Authority. Seller is not required to submit any notice, report, or other filing with, or obtain any authorization, consent, or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery, and performance by Seller of this Agreement or the consummation of the transactions contemplated herein, other than notices, reports, or other filings, authorizations, consents, or approvals expressly contemplated by this Agreement or relating to matters that, in the aggregate, will not have a Material Adverse Effect with respect to Seller or the TwinLine Funds.

                        Section 3.7.                          Financial Condition; Effect of Sale of Assets. Seller is solvent, and the transactions contemplated by this Agreement (a) will not render Seller insolvent or leave Seller with assets unreasonably small in relation to the business in which it is engaged and (b) are not being undertaken by Seller with the intent to hinder, delay, or defraud its creditors.

                        Section 3.8.                          Legal Actions. There is no action, suit, proceeding, complaint, litigation, investigation, inquiry, or governmental proceeding pending, or to the Knowledge of Seller threatened, before any court or governmental or regulatory authority, against (a) any of the Purchased Assets or (b) Seller or, to the Knowledge of Seller, any of its Affiliates or any of the TwinLine Funds, that reasonably could be expected to have a Material Adverse Effect on Seller, Buyer or the TwinLine Funds. Seller is not subject to, or bound by, any judgment, order, writ, injunction, or decree of any court, or of any governmental body, including the Commission, or of any arbitrator, that would prevent the conduct of business of Seller or the TwinLine Funds substantially in accordance with current practice.

                        Section 3.9.                          Compliance with Laws. Seller’s business of providing investment advisory services to the TwinLine Funds is being operated in material compliance with all applicable Laws. Seller has complied in all material respects with all written notices and demands to it from all governmental or regulatory authorities with respect to the ownership, use, and operation of all of the Purchased Assets and the provision of investment advisory services to the TwinLine Funds.

                        Section 3.10.                          The TwinLine Funds.

(a)            Registration and Regulation. To the Knowledge of Seller, TwinLine Funds Trust is duly registered with the Commission as an investment company under the Investment Company Act, and all shares of the TwinLine Funds that, since their organization, have been or are being offered for sale have been duly registered under the Securities Act and have been duly registered, qualified, or are exempt from registration or qualification under the securities Laws of each state or other jurisdiction in which such shares have been or are being offered. To the Knowledge of Seller, the TwinLine Funds are in compliance with all applicable Laws, including, without limitation, the Investment Company Act, the Securities Act, the Securities Exchange Act and all applicable state securities Laws. The TwinLine Funds are in compliance with the investment policies and restrictions set forth in its registration statement currently in effect under the Securities Act. The value of the net assets of each of the TwinLine Funds is determined pursuant to the requirements of the Investment Company Act, and purchases and redemptions of shares of the TwinLine Funds since their organization have been effected at the net asset value per share calculated in such manner. To the Knowledge of Seller, there are no legal or governmental actions, investigations, inquiries, or proceedings pending or threatened against the TwinLine Funds or TwinLine Funds Trust.

(b)            Financial Statements. The books of account and related records of the TwinLine Funds fairly reflect the respective assets, liabilities, and transactions of the TwinLine Funds in accordance with GAAP applied on a consistent basis. The audited financial statements of the TwinLine Funds as of November 30, 2017 (the “Financial Statement Date”), which were timely filed by the TwinLine Funds with the Commission (the “Fund Financial Statements”), present fairly in all material respects the financial position of the TwinLine Funds and the results of operations and cash flows for the accounting principles applied on a consistent basis as at the dates indicated therein in accordance with GAAP. The Fund Financial Statements have been audited by an independent registered public accounting firm.

(c)            No Changes. From the Financial Statement Date until the date of this Agreement, no material adverse change has occurred in the financial condition, results of operations, or business of the TwinLine Funds or TwinLine Funds Trust or the status of TwinLine Funds Trust as a regulated investment company under the Code.

(d)            Contracts. Except for contracts and agreements disclosed on Schedule 3.10(d) (which shall be updated by Seller at Closing), none of the TwinLine Funds is a party to any material contract, debt arrangement, futures contract, plan, lease, franchise, license, or permit (other than permits issued under any securities Law) of any kind or nature whatsoever. No default by the TwinLine Funds nor, to the Knowledge of Seller, any other party to any such contract or agreement, exists under any of the contracts and agreements listed on Schedule 3.10(d).

(e)            Taxes. All federal income Tax returns, all other material federal Tax returns, and all material state and local Tax returns for any open tax periods required to be filed by each of the TwinLine Funds on or prior to the Closing Date have been or will be timely filed, such Tax returns are or will be correct in all material respects, and all Taxes payable by either of the TwinLine Funds, whether or not shown on such Tax returns have been timely paid. For any period for which Tax returns of the TwinLine Funds are not required to have been filed in accordance with the previous sentence by the Closing Date, each of the TwinLine Funds has made an adequate accrual on its books of any Taxes due or to become due, if any, as a result of actions occurring on or before the Closing Date. Each of the TwinLine Funds (i) has properly and effectively elected to be a regulated investment company under Subchapter M of the Code and (ii) for all periods beginning on the commencement of each of the TwinLine Funds and ending on the Closing Date, has complied with all requirements of a regulated investment company under Subchapter M of the Code. Neither of the TwinLine Funds is a party to any agreement or arrangement that would require it to include in income following the Closing amounts that would cause it to fail the income test set forth in Section 851(b)(2) of the Code, and neither of the TwinLine Funds owns any asset that it received from a corporation subject to Subchapter C of the Code in a transaction in which the tax basis of such asset carried over from such corporation to such TwinLine Fund. The TwinLine Funds have timely provided to their respective shareholders any notices relating to the character of shareholder distributions or portions thereof required under Sections 852 or 853 of the Code and Section 19 of the Investment Company Act, have properly withheld or collected all Taxes required by Law to be withheld or collected from amounts payable to the shareholders of the TwinLine Funds, and have timely remitted such withheld or collected Taxes to the appropriate taxing authority, agency, or body.

(f)            Books and Records. The books and records of the TwinLine Funds reflecting, among other things, the purchase and sale of shares of the TwinLine Funds by their shareholders, the number of issued and outstanding shares owned by each shareholder, and the state or other jurisdiction in which such shares were offered and sold, are complete and accurate in all material respects.

(g)            Prospectus. The current prospectus and statement of additional information for the TwinLine Funds as of the date on which they were issued did not contain, and as supplemented by any supplement thereto dated prior to or on the Closing Date, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(h)            Ability to Conduct Business. To the Knowledge of Seller, the TwinLine Funds are not subject to, or bound by, any judgment, order, writ, injunction, or decree of any court, or of any governmental, regulatory, or self-regulatory authority, including the Commission, or of any arbitrator, that would prevent the conduct of business of the TwinLine Funds substantially in accordance with current practice.

(i)            Litigation or Proceeding. No litigation is pending or, to the Knowledge of the Seller, threatened, and no investigation, inquiry, or governmental proceeding is pending or, to the Knowledge of Seller, threatened against the TwinLine Funds or against Seller or its Affiliates and affecting the TwinLine Funds before any court, arbitrator, or federal, state, local, or foreign governmental or regulatory agency, authority, or self-regulatory authority (including, but not limited to, the Commission, the Commodities Futures Trading Commission, and the Internal Revenue Service).

(j)            Absence of Undisclosed Liabilities. As of the Financial Statement Date, neither Seller nor the TwinLine Funds or, to the Knowledge of Seller, TwinLine Funds Trust, had material debts, obligations, or liabilities, whether due or to become due, absolute, contingent, or otherwise, that were required to be reflected in the Fund Financial Statements in accordance with GAAP and that were not so reflected.

(k)            No Pending Transaction. The TwinLine Funds are not a party to or bound by any agreement, undertaking, or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation, trust or person or (ii) to sell, lease, or exchange all or substantially all of their property and assets to any other corporation, trust or person.

(l)            Suspension or Revocation of Adviser Registration. Neither Seller nor, to the Knowledge of Seller, any Affiliated Person of Seller has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the Investment Company Act, nor, to the Knowledge of Seller, has any investment adviser, or any “person associated” (as defined in the Investment Advisers Act) with any investment adviser, of the TwinLine Funds been subject, or presently is subject, to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Securities Exchange Act, or for disqualification as an investment adviser, employee, officer, or director of an investment company under Section 9 of the Investment Company Act, and, to the Knowledge of Seller, there is no proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension, or revocation.

(m)            Fund Statements. Seller has furnished Buyer or provided access to, with respect to the TwinLine Funds, complete and true copies of the TwinLine Funds’ (i) Annual and Semi-Annual Reports on Form N-CSR, together with any and all exhibits annexed thereto, and proxy statements pertaining to the last five years, each in the form delivered to shareholders, as well as any additional report or other material generally delivered to such shareholders since the delivery of such Annual Report or Semi-Annual Report, as the case may be, and (ii) Prospectuses, together with Statements of Additional Information, filed with the Commission in the last five years, each in the form filed with the Commission (all of the foregoing documents referred to in clauses (i) and (ii) collectively referred to herein as the “Fund Statements”). The information contained in the Fund Statements did not as of the date of filing, effectiveness, or first use, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make any material statement made therein, in light of the circumstances under which they were made, not misleading. Since the end of the period covered by the most recent Annual or Semi-Annual Report through the date hereof, there has occurred no event or condition (other than as a result of this Agreement and the transactions contemplated hereby) that would (A) require the TwinLine Funds to file an additional amendment, registration statement, prospectus, prospectus supplement, report, or other document with the Commission, which document has not been so filed with the Commission and delivered to Buyer or (B) require the TwinLine Funds to conduct a meeting of its shareholders.

(n)            Insurance. Schedule 3.10(n) sets forth a complete and accurate list of the insurance (including policy number and amount and type of coverage) maintained by TwinLine Funds Trust on behalf of the TwinLine Funds. To the Knowledge of Seller, all of such insurance policies are valid, binding, and enforceable in accordance with their terms against the respective insurers and are in full force and effect. Seller has received no written notice from its insurance carriers disclaiming coverage or defending a reservation of rights clause as to any of such notifications.

(o)            Commission or Other Relief. Schedule 3.10(o) sets forth a list of all no action letters, exemptive orders, and other interpretive relief from the Commission and any other government entity obtained by TwinLine Funds Trust or Seller relating to the operation of the TwinLine Funds. Seller and TwinLine Funds Trust, on behalf of the TwinLine Funds, have complied with all representations, terms, and conditions of each such no action letter, exemptive order and other relief necessary to rely on the same.

(p)            Pricing Errors. During the past three years, there has existed no unremedied pricing error or similar condition with respect to the TwinLine Funds.

(q)            Board Composition. To the Knowledge of Seller, the TwinLine Funds Trust Board was established and has been operated in accordance with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and satisfies the fund governance standards as defined in Rule 0-1 under the Investment Company Act. No trustee who has been identified as an “independent” or “non‑interested” in TwinLine Funds Trust’s most recent registration statement on Form N-1A is an “interested person” of TwinLine Funds Trust, as that term is defined in Section 2(a)(19) of the Investment Company Act, or has had at any time during the past three years a material business or professional relationship with Seller or the principal underwriter of the TwinLine Funds or with the principal executive officer or any controlling person of Seller or the principal underwriter of the TwinLine Funds other than as set forth in TwinLine Funds Trust’s registration statement on Form N-1A. To the Knowledge of Seller, no trustee is ineligible under Section 9(a) or Section 9(b) of the Investment Company Act to serve as a trustee to a registered investment company.

(r)            Registration Statement on Form N-1A. The last post-effective amendment to the registration statement on Form N-1A filed by Seller with the Commission preceding the date of this Agreement does not contain any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

                        Section 3.11.                          Sufficiency of Assets; Trade Rights. After giving effect to the transactions contemplated by this Agreement, Buyer will own or have access to all of the files, books, and records owned or controlled by Seller and necessary to conduct the management or operations of the TwinLine Funds in all material respects in substantially the same manner conducted by Seller on and prior to the Closing Date. To the Knowledge of Seller, Seller is not infringing, and has not infringed, any intellectual property rights of another in the management or operations of the TwinLine Funds nor, to the Knowledge of Seller, is any other person infringing the intellectual property rights of Seller. Seller does not pay any royalties or other consideration for the right to use any Purchased Assets or other intellectual property rights used by the TwinLine Funds except as set forth on Schedule 3.11. There is no litigation pending or, to the Knowledge of Seller, threatened to challenge Seller’s right, title, and interest with respect to its continued use and right to preclude others from using any Purchased Assets. Seller owns the Mark and has the complete and unfettered right to enter into the License. Use of the Mark by or on behalf of Buyer or by Hennessy Funds Trust in conformity with the License will not infringe any intellectual property rights of another.

                        Section 3.12.                          Safe Harbor. Seller has no express or implied understanding or arrangement that would impose, or would reasonably be expected to impose, and has no intention to impose, an “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) on the TwinLine Funds that would make unavailable the benefits and protections of the “safe harbor” provided by Section 15(f) of the Investment Company Act.

                        Section 3.13.                          Brokers. Seller has not used any finder or broker in connection with the transactions contemplated by this Agreement, and no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller in connection with the transactions contemplated herein.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

                        Section 4.1.                          Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California. Buyer is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in every jurisdiction where the failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect on Buyer. Buyer has all requisite corporate power and authority to conduct its business as presently conducted as it relates to providing investment advisory services to Hennessy Funds Trust and, following the Closing, the Hennessy BP Merger Funds, and to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

                        Section 4.2.                          Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, other than the final approval of the transactions contemplated by this Agreement by Buyer’s Board of Directors subsequent to its receipt of a satisfactory due diligence report. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery of this Agreement by Seller, constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be affected by bankruptcy, insolvency, reorganization, or similar Laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

                        Section 4.3.                          No Violations. The execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (a) will not conflict with any provision of Buyer’s articles of incorporation or bylaws, (b) will not conflict with, result in a breach of, or constitute a default under, any applicable Law, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Buyer or Seller or as will be cured by waiver prior to the Closing Date, and (c) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or which Buyer is bound, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Buyer, Seller, or the TwinLine Funds or as will be cured or waived prior to the Closing Date.

                        Section 4.4.                          Consents; Governmental and Regulatory Authorities. Buyer is not required to submit any notice, report, or other filing with, or obtain any authorization, consent, or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery, and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby, other than notices, reports, or other filings, authorizations, consents, or approvals relating to matters that, in the aggregate, will not have a Material Adverse Effect with respect to Buyer.

                        Section 4.5.                          No Disqualifying Conduct. Neither Buyer nor any Affiliated Person of Buyer is ineligible to serve as an employee, officer, director, member of an advisory board, investment adviser, depositor, or principal underwriter of any investment company registered under the Investment Company Act by reason of any conviction of a felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, or by reason of any order, judgment, or decree of any court of competent jurisdiction, as described in Section 9(a)(2) of the Investment Company Act, and is not subject to any order issued by the Commission under Section 9(b) of the Investment Company Act. Neither Buyer nor any “associated person” (as defined in the Investment Advisers Act) of Buyer that is registered as an investment adviser is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or an associated person thereof. To the knowledge of Buyer, no facts exist with respect to Buyer, or any Affiliated Person or associated person of Buyer, which would form a basis for any such disqualification or ineligibility.

                        Section 4.6.                          Litigation; Proceedings. No litigation, proceeding, or governmental investigation or inquiry is pending or, to the knowledge of Buyer, threatened against Buyer that seeks to delay, hinder, or prohibit execution of this Agreement or consummation of the transactions contemplated herein or that, if determined against Buyer would be reasonably likely to have a Material Adverse Effect on Buyer. Buyer is not subject to, or bound by, any judgment, order, writ, injunction, or decree of any court, any governmental body, including the Commission, or of any arbitrator, that would prevent the conduct of business of Buyer or, following the Closing, the business of the TwinLine Funds in accordance with Buyer’s current practice.

                        Section 4.7.                          Registered Investment Adviser. Buyer is registered as an investment adviser under the Investment Advisers Act. Buyer has not received any written notice by the Commission that Buyer’s registration as an investment adviser is or will be restricted or terminated.

                        Section 4.8.                          Compliance with Law. Buyer is in compliance with all applicable Laws, including, without limitation, federal and state securities Laws, except where failure to be so in compliance would not be reasonably likely to have a Material Adverse Effect on Buyer.

                        Section 4.9.                          Section 15(f) Safe Harbor. Buyer has no express or implied understanding or arrangement that would impose, or would reasonably be expected to impose, an “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) on the TwinLine Funds that would make unavailable the benefits and protections of the “safe harbor” provided by Section 15(f) of the Investment Company Act.

                        Section 4.10.                          Funding. Buyer is solvent and has available all funds necessary to satisfy its obligations hereunder and in connection with the transactions contemplated hereby, including payment of the Initial Payment and Final Payment.

                        Section 4.11.                          No Changes. From September 30, 2017, until the date of this Agreement, no material adverse change has occurred in the financial condition, results of operations, or business of Buyer or Hennessy Funds Trust.

                        Section 4.12.                          Brokers. Buyer has not used any finder or broker in connection with the transactions contemplated by this Agreement, and no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer in connection with the transactions contemplated herein.

ARTICLE V – COVENANTS

                        Section 5.1.                          Pre-Closing Covenants of Seller.

(a)            General. Prior to the earlier of the Closing Date or the termination of this Agreement pursuant to Article IX, Seller shall use its commercially reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b)            Maintenance of Business. Except as specifically contemplated or obligated by this Agreement or with the prior written consent of Buyer, between the date hereof and the Closing Date, Seller shall (i) operate Seller’s business as it relates to management of the business and investments of the TwinLine Funds in the ordinary course of business in accordance with past practices, (ii) preserve its present business organization and relationships involving the operation of the TwinLine Funds, and (iii) not engage in any extraordinary transactions affecting the TwinLine Funds.

(c)            Approvals. Subject in all cases to any fiduciary duties to which it may be subject, Seller shall, prior to the Closing Date or earlier termination of this Agreement in accordance with its terms, recommend that the TwinLine Funds Trust Board take the actions enumerated in Section 7.1(c) and authorize each of the TwinLine Funds to solicit its shareholders’ approval with respect to the Plan of Reorganization and any other matters relating directly or indirectly to the Fund Transaction, consistent with all requirements of the Investment Company Act and the Securities Exchange Act applicable to such solicitation.

(d)            Proxy Solicitation. Seller will retain Broadridge Financial Services, Inc. to assist in soliciting the approval of the shareholders of each of the TwinLine Funds as required to complete the transactions contemplated hereby. Buyer and Seller shall each bear 50% of costs associated with soliciting and obtaining the proxy vote of the shareholders of the TwinLine Funds, including fees paid to Broadridge Financial Services, Inc.

(e)            Financial Statements. The audited financial statements of the TwinLine Funds as of March 31, 2018, will be timely filed and will present fairly in all material respects the financial position of the TwinLine Funds and the results of operations and cash flows for the accounting principles applied on a consistent basis as at the dates indicated therein in accordance with GAAP.

(f)            Exclusivity. Prior to the earlier of the Closing Date or the termination of this Agreement pursuant to Article IX, Seller shall not, nor shall it authorize or permit any officer, director or employee of Seller to, or authorize any investment banker, broker, attorney, accountant, or other representative retained by Seller to, without prior consent of Buyer, (i) solicit, initiate, or encourage (including by way of furnishing information) the submission of any proposal or offer from any person relating to the acquisition of any portion of the Purchased Assets or the operation of the TwinLine Funds (including any acquisition structured as a stock purchase, asset purchase, merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

                        Section 5.2.                          Negative Covenants.

(a)            Disposition of Assets. Seller shall not, without the prior written consent of Buyer or as specifically contemplated or obligated by this Agreement, sell, assign, or otherwise transfer or dispose of any of the Purchased Assets other than ordinary course disposal of files, books, and records conducted in accordance with applicable Law.

(b)            Contracts. Seller shall not, without the prior written consent of Buyer or as specifically contemplated or obligated by this Agreement, enter into any contract relating to Seller’s business of providing investment advisory services to the TwinLine Funds after the date hereof (other than (i) the Sub-Advisory Agreement, (ii) contracts in the ordinary course of business, and (iii) contracts that will not result in any liability or duty on the part of Buyer) without receiving the written consent of Buyer prior to execution of such contracts. All requests for such consents shall be in writing and shall include a copy of each such contract.

(c)            Restrictive Covenants.

(i)            As a material inducement to Buyer’s willingness to enter into this Agreement, Seller agrees that, for a period of three years immediately following the Closing Date and while it is sub-adviser for either or both of the Hennessy BP Merger Funds, it shall not, directly or indirectly, through any of its Affiliates or otherwise, without the prior consent of Buyer, (A) induce, offer, assist, solicit, or encourage, in any manner whatsoever, offers of employment, or any business affiliation with, any employee of Buyer as of the Closing Date, or (B) hire, employ, or contract with any employee of Buyer as of the Closing Date; provided that a general solicitation of employment that is not directed at any particular employee or group of employees of Buyer shall not constitute a breach of this Section 5.2(c)(i).

(ii)            Buyer agrees that for a period of three years immediately following the Closing Date and while it is the advisor for either or both of the Hennessy BP Merger Funds, it shall not, directly or indirectly, through any of its Affiliates or otherwise, without the prior consent of Seller, (A) induce, offer, assist, solicit, or encourage, in any manner whatsoever, offers of employment, or any business affiliation with, any employee of Seller as of the Closing Date, or (B) hire, employ, or contract with any employee of Seller as of the Closing Date; provided that a general solicitation of employment that is not directed at any particular employee or group of employees of Seller shall not constitute a breach of this Section 5.2(c)(ii).

(iii)            From and after the Closing, Seller shall not, and shall cause its Affiliates and Affiliated Persons not to, use or disclose any trade secrets or other confidential or proprietary information relating to the operation of the TwinLine Funds; provided that the foregoing restriction shall not apply to the following information: (A) lawfully and independently obtained by Seller or its Affiliates or Affiliated Persons from a third party without restriction as to disclosure; (B) in the public domain or that enters the public domain through no fault of Seller or its Affiliates or Affiliated Persons; (C) used, as of the date of this Agreement, by Seller in the conduct of business other than the operation of the TwinLine Funds; (D) that Seller reasonably deems necessary or appropriate to include in any Tax filing relating to the period ending on or prior to the Closing Date; and (E) that Seller or its Affiliate or Affiliated Person is required or compelled to disclose by Law. In the event of required or compelled disclosure pursuant to clause (E), Seller shall promptly notify Buyer in writing, shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required, and shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be afforded to such information.

(iv)            Seller acknowledges and agrees that each covenant set forth in this Section 5.2(c) is reasonable and valid in temporal scope, subject matter and in all other respects. If any court determines that such covenants, or any part thereof, are invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions, to the maximum extent permitted by applicable Law. If any court determines that any such covenant, or any part thereof, is unenforceable because of the duration or subject matter of such provision (or for any other reason), it is the parties’ intention that such court shall have the power to reduce the duration or scope or subject matter of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable Law. Seller acknowledges and agrees that an irreparable injury may result to Buyer in the event of a breach of the covenants set forth in this Section 5.2(c). Seller also acknowledges and agrees that the damages or injuries that Buyer may sustain as a result of a breach of such covenants may be difficult to ascertain and money damages alone may not be an adequate remedy to Buyer. Seller therefore agrees that in the event of such breach or threatened breach of this Section 5.2(c), Buyer shall be entitled, in addition to any other available remedies, to obtain any equitable remedy, including any injunctive relief, necessary to prevent or restrain any violation or threatened violation of this Section 5.2(c), without the necessity of posting a bond.

                        Section 5.3.                          Affirmative Covenants of Seller.

(a)            Access to Information. Subject to applicable confidentiality agreements and upon prior notice to Seller, Seller shall allow Buyer and its authorized representatives reasonable access, at Buyer’s expense during normal business hours, to (i) the employees of Seller and TwinLine Funds Trust whose responsibilities relate to the TwinLine Funds, (ii) the Purchased Assets, and (iii) all other properties, equipment, and contracts relating to Seller’s business of providing investment advisory services to the TwinLine Funds for the purpose of review and inspection. Seller shall furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to Seller’s business of providing investment advisory services to the TwinLine Funds as Buyer may reasonably request; provided that that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operation of Seller’s business; and provided further that Seller shall not be required to provide any information or access to the extent that such information or access would, in the opinion of Seller’s counsel, adversely affect the ability of Seller to assert applicable attorney‑client or other privilege. All non-public information provided pursuant to this Section 5.3(a) shall be considered Confidential Information pursuant to Section 6.9 and held and used in accordance therewith.

(b)            Transition. Seller shall cooperate with and assist Buyer in effecting the transfer to Buyer of Seller’s business of providing investment advisory services to the TwinLine Funds as contemplated by this Agreement, including the Fund Transactions, and shall provide Buyer with such information maintained by Seller as Buyer may reasonably request to facilitate (i) preparation and filing of Tax returns for the TwinLine Funds for their tax years next ending after the date of this Agreement and (ii) the provision of information to shareholders in compliance with the Code.

(c)            TwinLine Funds Prospectus. Prior to the Closing Date, Seller shall recommend that the TwinLine Funds Trust Board cause the TwinLine Funds to supplement their prospectus to disclose the transactions contemplated by this Agreement pursuant to Rule 497 of the Commission under the Securities Act.

(d)            Registration Statement on Form N-14. Seller will cooperate with Buyer and will use its reasonable best efforts to complete and file the N-14 Registration Statement, and will furnish the information relating to itself required by the Securities Act, the Securities Exchange Act and the Investment Company Act and the rules and regulations thereunder to be set forth in the N-14 Registration Statement. The information relating to Seller and the TwinLine Funds that is provided by Seller or its representatives for inclusion in the N‑14 Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(e)            Registration Statement on Form N-1A. As requested, Seller will cooperate with Buyer and will endeavor in good faith to assist Buyer in completing and filing the Hennessy Form N-1A Registration Statement.

                        Section 5.4.                          Affirmative Covenants of Buyer.

(a)            Access to Information. Buyer shall use its commercially reasonable efforts to provide Seller with such information regarding Buyer and Affiliated Persons of Buyer as Seller or the TwinLine Funds Trust Board may reasonably request to assist it in fulfilling its duties to Seller under the Investment Company Act and under the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act and as may be reasonably necessary or desirable in connection with the solicitation of proxies from the shareholders of the TwinLine Funds.

(b)            Approvals. Buyer shall use its reasonable best efforts to obtain the actions of the Hennessy Funds Trust Board enumerated in Section 7.2(d), and shall use its reasonable best efforts to cooperate in seeking to obtain the actions of the TwinLine Funds Trust Board enumerated in Section 7.1(c) and to assist the TwinLine Funds in soliciting their shareholders with regard to approval of the Plan of Reorganization, as well as other matters relating directly or indirectly to the Fund Transactions.

(c)            Registration Statement on Form N-14. Buyer will cooperate with Seller and will use its reasonable best efforts to complete and file the N-14 Registration Statement. The information relating to Buyer and the Hennessy BP Merger Funds that is provided by Buyer or its representatives for inclusion in the N-14 Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The N‑14 Registration Statement, other than the information contained therein provided by Seller or its Affiliates for inclusion therein, will comply in all material respects with the provisions of the Securities Act, the Securities Exchange Act, and the Investment Company Act.

(d)            Transition. Buyer shall cooperate with and assist Seller in effecting the transfer to Buyer of Seller’s business of providing investment advisory services to the TwinLine Funds as contemplated by this Agreement, including the Fund Transactions, as applicable, and shall provide Seller with such information maintained by Buyer as Seller may reasonably request to facilitate preparation and provision of any documents required to consummate the transactions contemplated by this Agreement.

ARTICLE VI – SPECIAL COVENANTS AND AGREEMENTS

                        Section 6.1.                          Fees and Expenses. Except as set forth in Section 5.1(d), each of Buyer and Seller shall be responsible for paying its own expenses, including legal and accounting fees, incurred by it or any of its Affiliates in connection with this Agreement and the transactions contemplated herein.

                        Section 6.2.                          Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement. Buyer and Seller shall execute any other documents as may be necessary and desirable to the implementation and consummation of this Agreement and shall otherwise use their reasonable best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

                        Section 6.3.                          Covenants Regarding Changes in Condition and Litigation.

(a)            Litigation; Proceedings.

(i)            From the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with its terms, (A) Seller shall notify Buyer promptly of any actions, proceedings, or investigations that are commenced against Seller, TwinLine Funds Trust, or any of their Affiliates following the date of this Agreement and that relate to the administration, management, operation, or distribution of shares of the TwinLine Funds, and (B) Buyer shall notify Seller promptly of any actions, proceedings, or investigations that are commenced against Buyer following the date of this Agreement and that materially and adversely impact the administration, management, operation, or distribution of shares of the mutual funds managed by Buyer or the transactions contemplated herein.

(ii)            From the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with its terms, Buyer shall notify Seller, and Seller shall notify Buyer, promptly of any actions, proceedings, or investigations that are commenced against Buyer or any of its Affiliates or any actions, proceedings, or investigations that are commenced against Seller or any of its Affiliates, respectively, that would be reasonably likely to materially and adversely impact the TwinLine Funds or the transactions contemplated herein.

(b)            Change in Condition.

(i)            From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Buyer agrees to advise Seller promptly and in writing of any change in the financial condition, operations, properties, or business of Buyer or any of its Affiliates that, individually or taken as a whole, would have a Material Adverse Effect with respect to Buyer or, following the Closing, the Hennessy Merger Funds.

(ii)            From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller agrees to advise Buyer promptly and in writing of any material adverse change in the financial condition, operations, properties, or business of the TwinLine Funds, other than changes in the value of fund assets resulting from fluctuations occurring in the financial or securities markets or from the addition or withdrawal of funds from any TwinLine Funds. From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller agrees to advise Buyer promptly in writing of any change in the financial condition, operations, properties, or business of Seller which individually or taken as a whole would have a Material Adverse Effect with respect to Seller or the TwinLine Funds.

                        Section 6.4.                          Covenants Regarding Information in Registration Statement.

(a)            Seller covenants that any subsequent post-effective amendment to the last post-effective amendment to the registration statement on Form N-1A filed by Seller with the Commission preceding the date of this Agreement that is hereafter filed by Seller prior to the Closing Date and any prospectus or supplement thereto used for the sale of shares of the TwinLine Funds and the proxy materials required for the shareholders’ meeting or meetings or meetings of Seller called for the purpose, pursuant to the Investment Company Act, of approving the Plan of Reorganization or other matters relating directly or indirectly to the Fund Transaction will not contain, at the time any such amendment becomes effective or such prospectus is delivered in connection with a sale of shares of the TwinLine Funds or at the time such proxy materials are furnished or at the time of such meeting or meetings, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading; provided that this covenant shall not apply to any information or data provided by Buyer that describes Buyer, Hennessy Funds Trust, or any of their respective business operations or plans for use in the prospectus or proxy materials.

(b)            Buyer covenants that any information or data provided by Buyer that describes Buyer, Hennessy Funds Trust, or any of their respective business operations or plans for use in and prospectus or prospectus supplement for the TwinLine Funds or the proxy materials required for the shareholders’ meeting or meetings of the TwinLine Funds called for the purpose, pursuant to the Investment Company Act, of approving the Plan of Reorganization or other matters relating directly or indirectly to the Fund Transaction will not contain, at the time any such prospectus or prospectus supplement is delivered, or at the times such proxy materials are furnished or at the time of such meeting or meetings, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements made therein, in the light of the circumstance under which they were made, not misleading.

                        Section 6.5.                          Access to Third Parties. Buyer and Seller shall agree on mutually acceptable procedures to contact Seller and, to the extent reasonably required in connection with the transactions contemplated hereby, third‑party providers of Seller or the TwinLine Funds including, but not limited to, auditors, transfer agents, administrators or any other service providers, and authorize such third‑party providers to communicate with Buyer and to provide information requested by Buyer consistent with Section 5.3(a).

                        Section 6.6.                          Cooperation Regarding Financial Matters. From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller and its representatives shall, upon the reasonable request of Buyer, provide to Buyer all reasonable information regarding the TwinLine Funds and the Purchased Assets and reasonable access to the Purchased Assets and the TwinLine Funds’ financial and accounting personnel and books and records (including all accountants’ work papers and work product) consistent with Section 5.3(a).

                        Section 6.7.                          Section 15(f) of the Investment Company Act.

(a)            Buyer will use its “best efforts” (as defined in Section 6.7(b)) to ensure compliance with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereunder. In that regard, Buyer will conduct its business so as to enable, insofar as within the control of Buyer, (i) for a period of three years after the Closing Date, at least 75% of the members of the Hennessy Funds Trust Board not to be (A) “interested persons” (as that term is defined in the Investment Company Act) of the Hennessy BP Merger Funds after the Closing or (B) “interested persons” (as that term is defined in the Investment Company Act) of Seller or the TwinLine Funds immediately prior to the Closing, and (ii) there not to be imposed an “unfair burden” (as that term is defined in the Investment Company Act) on any series of Hennessy Funds Trust as a result of the transactions contemplated hereby, or any express or implied terms, conditions or understandings applicable thereto; provided that if Buyer will have obtained an order from the Commission exempting it from the provisions of Section 15(f), while still maintaining the “safe harbor” provided by Section 15(f), then this covenant will be deemed to be modified to the extent necessary to permit Buyer to act in any manner consistent with such exemptive order.

(b)            For purposes of Section 6.7(a), “best efforts” means that Buyer will, and will cause its Affiliates to, subject to applicable fiduciary duties in relation to any of the series of Hennessy Funds Trust:

(i)            cause to be distributed to the Hennessy Funds Trust Board on an annual basis, (A) a questionnaire containing questions reasonably designed to elicit information pertaining to the status of such trustees as “interested persons” for purposes of Section 6.7(a) above and (B) a legal memorandum describing to the trustees the requirements of Section 15(f) of the Investment Company Act and the relevance of their status thereunder, and will review executed copies of each annual questionnaire and confirm based on the information provided that at least 75% of the members of the trustees on the Hennessy Funds Trust Board are not “interested persons” (as that term is defined in the Investment Company Act) of Buyer, Seller, or either of their Affiliates;

(ii)            at such time as Buyer learns of a change or potential change in the status of a member of the Hennessy Funds Trust Board that would cause more than 25% of the Hennessy Funds Trust Board to be “interested persons” for purposes of Section 6.7(a) above, notify Seller and take reasonable steps to seek to correct such situation as promptly as reasonably practicable, including causing any member of the Hennessy Funds Trust Board who is an Affiliated Person of Buyer, Seller, or either of their Affiliates to resign, to the extent required to correct such situation; and

(iii)            obtain the agreement of any transferee of all or a portion of the business of Buyer to comply with provisions substantially identical to the provisions of this Section 6.7 for a period after the Closing Date of not less than periods provided in this Section 6.7.

(c)            Buyer covenants and agrees to take such additional steps as Seller may from time to time reasonably request in writing in connection with compliance with Section 15(f)(1)(A) and (B) of the Investment Company Act.

(d)            Seller will use its best efforts to ensure compliance with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereunder.

                        Section 6.8.                          Press Releases and Public Announcements. Neither Seller and its Affiliates nor, prior to the Closing Date, Buyer and its Affiliates, will issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of the other party; provided that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement or statement to the extent required by Law or the applicable rule of any stock exchange.

Section 6.9.                          Confidentiality. For a period of one year after the Effective Date, each of Buyer and Seller (each, a “Receiving Party” for purposes of this Section 6.9) will, and will use its best efforts to cause its employees and agents to, hold in strict confidence, unless compelled to disclose by applicable Laws, all Confidential Information (as defined below) with respect to the other party (the “Disclosing Party”), and the Receiving Party will not disclose any Confidential Information concerning the Disclosing Party to any person, except as otherwise may reasonably be necessary to carry out the transactions contemplated by this Agreement, including any business or due diligence review. For the purposes hereof, “Confidential Information” shall mean all information of any kind concerning a Disclosing Party, obtained, directly or indirectly, from such Disclosing Party in connection with the transactions contemplated by this Agreement, including all “Proprietary Information” as such term is defined in the Mutual Nondisclosure Agreement, dated as of April 6, 2018, between Seller and Buyer, except information (a) ascertainable or obtained from public or published information, (b) received from a third party not known by the Receiving Party to be under an obligation to the Disclosing Party to keep such information confidential, (c) that is or becomes known to the public (other than through a breach of this Agreement), or (d) that was in the Receiving Party’s possession prior to disclosure thereof to the Receiving Party in connection herewith.

Section 6.10.                          Sub-Advisory Services. Buyer will retain Seller as investment sub‑advisor to the Hennessy BP Merger Funds upon the terms of the Sub-Advisory Agreement described in Schedule 6.10.

                        Section 6.11.                          BP License.

(a)            Seller hereby grants to Buyer and Hennessy Funds Trust a royalty-free, revocable, terminable, and non‑exclusive right and license (the “License”) to use the “BP” service mark (the “Mark”), solely in connection with promoting, offering, or providing advisory services concerning the Hennessy BP Merger Funds. Buyer shall not, and shall cause Hennessy Funds Trust not to, use the License in connection with any other business or on any other products or services. Buyer agrees that its and Hennessy Funds Trust’s use of the Mark shall not create in its favor any right, title, or interest in or to the Mark, which shall remain the sole and exclusive property of Seller. The License will automatically renew annually on each yearly anniversary of the Closing, unless (i) Buyer is no longer promoting, offering, or providing advisory services concerning the Hennessy BP Merger Funds, (ii) the Sub‑Advisory Agreement terminates or expires and is not renewed, or (iii) the License is terminated in accordance with Section 6.11(b).

(b)            Buyer agrees to, and agrees to cause Hennessy Funds Trust to, use the Mark under the License only in a manner and form (i) designed to maintain the high quality of the Mark, (ii) consistent with the use of the Mark by Seller, and (iii) that complies with all applicable Laws. If Seller provides Buyer with written notice of any reasonable nonconformity with any of the foregoing, then Buyer will have 60 days to correct such nonconformity. If Buyer does not correct any such nonconformity within such 60-day period, Seller may terminate the License by providing written notice to Buyer of such termination. Seller’s approval of a correction to any conformity shall not be unreasonably withheld, conditioned, or delayed.

(c)            Except as permitted under the License, Buyer agrees not to, and agrees to cause Hennessy Funds Trust not to, (i) adopt, use, or register the Mark, (ii) adopt, use, or register any trademark, service mark, or any domain name incorporating the Mark, including any variation thereof, anywhere in the world, or (iii) assist or encourage others to take any of the actions set forth in clauses (i) and (ii).

ARTICLE VII – CONDITIONS PRECEDENT

                        Section 7.1.                          Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions, which may be waived, in writing, in whole or in part by Buyer.

(a)            Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) at and as of the Closing Date as though such representations and warranties were made at and as of such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of such specified date in all respects).

(b)            Covenants and Conditions. Seller shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)            TwinLine Funds Trust Board Action. The TwinLine Funds Trust Board shall have taken action:

(i)            to approve the Plan of Reorganization and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto; and

(ii)            to call shareholders meetings of the TwinLine Funds to approve the Plan of Reorganization.

(d)            Seller Board Action. Seller’s Board of Directors shall have taken action to approve the Fund Transactions and Plan of Reorganization and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto.

(e)            Hennessy Funds Trust Board Action. The Hennessy Funds Trust Board shall have taken action to approve the Fund Transactions and Plan of Reorganization and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto.

(f)            Buyer Board Action. Following receipt of a satisfactory due diligence report by Buyer’s management, Buyer shall have received the final approval of Buyer’s Board of Directors.

(g)            Shareholder Approval. The Plan of Reorganization shall have been approved by vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act) of each of the TwinLine Funds.

(h)            Conditions Precedent to Fund Transactions. All of the conditions precedent to the obligations of Buyer and Hennessy Funds Trust under the Plan of Reorganization shall have been satisfied or complied with in all material respects prior to the Closing Date.

(i)            Deliveries. Seller shall have made, or stand willing and able to make, all the deliveries to Buyer set forth in Section 8.2.

                        Section 7.2.                          Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions, which may be waived, in writing, in whole or in part by Seller.

(a)            Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true, correct, and complete in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) at and as of the Closing Date as though such representations and warranties were made at and as of such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of such specified date in all respects).

(b)            Covenants and Conditions. Buyer shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)            TwinLine Funds Trust Board Action. The TwinLine Funds Trust Board shall have taken action:

(i)            to approve the Plan of Reorganization and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto; and

(ii)            to call a shareholders meeting of the TwinLine Funds to approve the Plan of Reorganization.

(d)            Hennessy Funds Trust Board Action. The Hennessy Funds Trust Board shall have taken action to approve the Fund Transactions and the Plan of Reorganization and shall have authorized and directed appropriate officers to take all necessary actions to fulfill the conditions precedent thereto.

(e)            Shareholder Approval. The Plan of Reorganization shall have been approved by vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act) of each of the TwinLine Funds.

(f)            Conditions Precedent to Fund Transactions. All of the conditions precedent to the obligations of Seller and the TwinLine Funds under the Plan of Reorganization shall have been satisfied or complied with in all material respects prior to the Closing Date.

(g)            Deliveries. Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 8.3.

ARTICLE VIII – CLOSING AND CLOSING DELIVERIES

                        Section 8.1.                          Closing. The Closing shall be on or before the fifth business day following the satisfaction or waiver of the conditions set forth in Article VII of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) (such date, the “Closing Date”).

                        Section 8.2.                          Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)            Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized officer certifying that the conditions set forth in Sections 7.1(a), (b), and (h) have been satisfied;

(b)            Seller Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by Seller’s Secretary on Seller’s behalf (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Seller’s Board of Directors authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect, (ii) certifying that Seller has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Seller, and (iii) providing, as an attachment thereto, a certificate of good standing certified by the Secretary of State of the State of Delaware as of a date not more than 15 calendar days before the Closing Date and by Seller’s Secretary as of the Closing Date;

(c)            TwinLine Funds Trust Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by TwinLine Funds Trust’s Secretary on behalf of TwinLine Funds Trust, (i) certifying that the resolutions, as attached to such certificate, were duly adopted by the TwinLine Funds Trust Board authorizing and approving the consummation of the Fund Transactions and that such resolutions remain in full force and effect, (ii) certifying that TwinLine Funds Trust has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve TwinLine Funds Trust, and (iii) providing, as an attachment thereto, a certificate of good standing certified by the Secretary of State of the State of Delaware as of a date not more than 15 calendar days before the Closing Date and by TwinLine Funds Trust’s Secretary as of the Closing Date;

(d)            Bill of Sale. The Bill of Sale for the Purchased Assets in the form mutually agreed upon by the parties (the “Bill of Sale”), duly executed by Seller; and

(e)            Purchased Assets. The Purchased Assets, to a location specified by Buyer.

                        Section 8.3.                          Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a)            Initial Payment. The Initial Payment as provided in Section 2.3;

(b)            Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer certifying that the conditions set forth in Section 7.2(a), (b) and (f) have been satisfied;

(c)            Buyer’s Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by Buyer’s Secretary on its behalf: certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect, and (ii) that Buyer has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Buyer and providing, as an attachment thereto, a certificate of good standing certified by an appropriate state official of the State of California as of a date not more than 15 calendar days before the Closing Date and by Buyer’s Secretary as of the Closing Date;

(d)            Hennessy Funds Trust Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by Hennessy Funds Trust’s Secretary on behalf of Hennessy Funds Trust, (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Hennessy Funds Trust Board authorizing and approving the consummation of the Fund Transactions and that such resolutions remain in full force and effect, (ii) certifying that Hennessy Funds Trust has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Hennessy Funds Trust, and (iii) providing, as an attachment thereto, a certificate of good standing certified by the Secretary of State of the State of Delaware as of a date not more than 15 calendar days before the Closing Date and by Hennessy Funds Trust’s Secretary as of the Closing Date; and

(e)            Bill of Sale. The Bill of Sale, duly executed by Buyer.

ARTICLE IX – TERMINATION

                        Section 9.1.                          Termination Rights. This Agreement and, subject to the provisions of this Article IX, the obligations hereunder may be terminated and the transactions contemplated hereby abandoned:

(a)            by Buyer if all of the conditions set forth in Section 7.1 hereof shall not have been satisfied or waived as of November 30, 2018; provided that such failure is not the result of a breach of any covenant or agreement hereunder by Buyer;

(b)            by Seller if all of the conditions set forth in Section 7.2 hereof shall not have been satisfied or waived as of November 30, 2018; provided that such failure is not the result of a breach of any covenant or agreement hereunder by Seller;

(c)            by either Buyer or Seller if there is in effect on the Closing Date (or the latest permissible time for the Closing Date provided in Section 8.1) any judgment, decree, or order that would prevent or make unlawful the Closing hereunder;

(d)            by Buyer, if Seller has breached any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Article VII and that cannot be cured or has not been cured within 60 calendar days after the giving of written notice to Seller of such breach; or

(e)            by Seller, if Buyer has breached any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Article VII and that cannot be cured or has not been cured within 60 calendar days after the giving of written notice to Buyer of such breach.

Any termination of this Agreement pursuant to this Section 9.1 shall be effected by notice in writing to the other party.

                        Section 9.2.                          Effect of Termination. If this Agreement is terminated pursuant to and in accordance with Section 9.1, this Agreement shall become void and of no further force and effect, and the termination shall be without liability of any party, or of any Affiliate of such party, or any shareholder, director, trustee, officer, employee, agent, consultant or representative, of such party or of any of its Affiliates, or of the TwinLine Funds and any of its officers or trustees, to the other party to this Agreement; provided that, if the termination shall result from the intentional breach by a party of any covenant or agreement of such party contained in this Agreement, such party responsible for the breach shall be fully liable for any and all reasonable costs and expenses (including reasonable counsel fees and disbursements) sustained or incurred by the non-breaching party; and provided further that the terms of the confidentiality obligations referred to in this Agreement, including those set forth in Section 6.9, shall survive any termination of this Agreement.

ARTICLE X – INDEMNIFICATION

                        Section 10.1.                          Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement shall survive until 24 months after Closing, except that the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.5, and 3.13 (the “Fundamental Representations”) shall survive indefinitely.

                        Section 10.2.                          Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses (including reasonable attorneys’ fees, costs of collection, and other costs of defense) actually incurred by Buyer and arising from or in connection with (a) a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, (b) a breach of any covenant made by Seller contained in or made pursuant to this Agreement, and (c) the Excluded Liabilities.

                        Section 10.3.                          Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller against any and all claims, actions, damages, obligations, losses, liabilities, costs, and expenses (including reasonable attorney’s fees, costs of collection, and other costs of defense) actually incurred by Seller and arising from or in connection with (a) a breach of any representation or warranty of Buyer or (b) a breach of any covenant made by Buyer contained in or made pursuant to this Agreement.

                        Section 10.4.                          Procedure for Indemnification. The procedure for seeking indemnification shall be as follows.

(a)            The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim and (ii) if known, the estimated amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five business days after written notice of such action, suit or proceeding was given to Claimant. Such notice shall not be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement, unless (and only to the extent that) failure to give such notice materially prejudices the rights of the Indemnifying Party with respect to such actions or proceedings.

(b)            Following receipt of notice from the Claimant of a claim for indemnification, the Indemnifying Party shall have 30 calendar days to make such investigation of the claim, as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 30 calendar‑day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c)            With respect to any claim by a third party as to which the Claimant seeks indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party; provided that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the third‑party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the third‑party claim seeks an injunction or equitable relief against the Claimant which is not merely incidental to a primary damage claim or claims for monetary damages, (iii) the third‑party claim relates to Taxes, (iv) the third‑party claim relates to disputes involving the Claimant on one hand and a governmental or regulatory authority on the other hand, (v) the third‑party claim relates to disputes with a client or service provider of Claimant, or (vi) in any case not described in clauses (i) through (v) where it is reasonably likely, in the Claimant’s sole judgment, that the third‑party claim will have an material and adverse effect on the Claimant’s business or business reputation, other than as a result of money damages or other money payments. If the Indemnifying Party elects to assume control of the defense of any third‑party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. Notwithstanding the election of the Indemnifying Party to assume the defense of such action, the Claimant shall have the right to employ separate counsel and to participate in the defense of such action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of separate counsel if (A) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest, (B) the defendants in, or targets of, any such action include both the Indemnifying Party and the Claimant, and there are reasonably likely to be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Claimant except to the extent not jeopardizing such additional defenses), (C) the Indemnifying Party has not employed counsel reasonably satisfactory to the Claimant to represent the Claimant within a reasonable time after notice of the institution of such action, or (D) the Indemnifying Party authorizes in writing the Claimant to employ separate counsel at the expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Claimant shall make available to the Indemnifying Party any books, records, or other documents within its control that are necessary or appropriate for such defense, subject to attorney client privilege and confidentiality agreements. In any event, the Claimant, the Indemnifying Party and the Indemnifying Party’s counsel (and, if applicable, the Claimant’s counsel), shall cooperate (at no material cost to the Claimant other than the cost of Claimant’s counsel) in the compromise of, or defense against, any such asserted liability. If the Indemnifying Party assumes the defense of such an action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Claimant’s consent (which shall in any event not be unreasonably withheld) unless (x) there is no finding or admission of any violation of the rights of any person by the Claimant and no effect on any other claims that may be made against the Claimant and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(d)            If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e)            The Claimant may not compromise or settle any such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld.

(f)            The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, Affiliates, and agents of the Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

(g)            The indemnification obligations of Seller under this Article X shall constitute the sole and exclusive remedies of Buyer for recovery of money damages after the Closing Date. The indemnification obligations of Buyer under this Article X shall constitute the sole and exclusive remedies of Seller for recovery of money damages after the Closing Date, except to the extent that Seller is seeking to recover with respect to any failure of Buyer to pay amounts owed to Seller pursuant to Section 2.3.

                        Section 10.5.                          Limitations.

(a)            Except for claims made as a result of fraud, intentional breach, or a breach of a Fundamental Representation, neither Buyer nor Seller shall not be liable to the other under this Article X until the aggregate amount of damages otherwise due the party being indemnified exceeds $5,000, upon which time such indemnifying party shall be liable for the full amount of damages. For purposes of calculating the aggregate amount of damages pursuant to this Section 10.5(a), limitations and qualifications as to materiality, and Material Adverse Effect shall be given no effect.

(b)            Except for claims made as a result of fraud, intentional breach, or a breach of a Fundamental Representation, neither Buyer nor Seller shall have aggregate indemnity obligations pursuant to this Article X in an amount in excess of the Purchase Price.

ARTICLE XI– MISCELLANEOUS

                        Section 11.1.                          Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:	Patrick Hurley, Principal BP Capital Fund Advisors, LLC
8117 Preston Road, Suite 260 Dallas, Texas 75225

with copies (which shall not constitute notice) to:

Dee Anne Sjögren, Partner Bryan Cave Leighton Paisner LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, MO 63102-2750

If to Buyer:	Teresa M. Nilsen, President
Hennessy Advisors, Inc.
7250 Redwood Boulevard, Suite 200
Novato, CA 94945

with copies (which shall not constitute notice) to:

Peter D. Fetzer
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 297-4900 (fax)

or to any such other or additional persons and addresses as the parties may from time to time designate in writing with notice delivered in accordance with this Section 11.1.

                        Section 11.2.                          Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign some or all of its rights and obligations under this Agreement to any Affiliate of Buyer or to any purchaser or successor to Buyer’s business; provided that such assignee agrees in writing to be bound by the provisions of this Agreement and, in any event, Buyer shall remain responsible for all obligations hereunder. This Agreement is for the sole benefit of and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of any other person.

                        Section 11.3.                          Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the substantive Laws of (without regard to conflict of law principles) the State of Delaware.

                        Section 11.4.                          Arbitration. Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the City of Chicago, Illinois before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 11.5.                          Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

                        Section 11.6.                          Rules of Construction. Any reference to any Section, Schedule, or Exhibit contained in this Agreement shall refer to such Section, Schedule, or Exhibit as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term “hereof,” “hereto,” or “herein” in connection with such reference.

                        Section 11.7.                          Entire Agreement. This Agreement, all Schedules hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All Schedules required by this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented, or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

                        Section 11.8.                          Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument. An electronic copy of this Agreement shall be deemed an original and may be admitted in evidence for all purposes.

                        Section 11.9.                          Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

                        Section 11.10.                         Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

Section 11.11.                       Further Assurances. The parties hereto shall, with commercially reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby and each party shall provide such further documents or instruments required by the requesting party as may be reasonably necessary or desirable to effect the purposes of this Agreement and carry out its provisions after the Closing.

Section 11.12.                        Interpretation. This Agreement was collectively drafted by all of the parties hereto, and no provision hereof shall be interpreted against a party because such party initially drafted such provision.

* * *

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

HENNESSY ADVISORS, INC.

By: /s/ Teresa M. Nilsen
Name:         Teresa M. Nilsen
Title:              President

BP CAPITAL FUND ADVISORS, LLC

By: /s/ Patrick Hurley
Name:         Patrick Hurley
Title:              Principal

Signature Page to Transaction Agreement